Exhibit 99.1

Sunshine Heart to Provide Clinical Updates from the North American Feasibility Study and OPTIONS HF European Post-Market Study at

2014 Transcatheter Cardiovascular Therapeutics (TCT) Conference

EDEN PRAIRIE, Minn., September 16, 2014 (GLOBE NEWSWIRE) — Sunshine Heart, Inc. (Nasdaq: SSH) announced today that follow-up data from six patients implanted with the C-Pulse® Heart Assist System at St. Luke’s Hospital — Mid America Heart Institute, as part of a FDA approved, North American Feasibility Study, will be presented later today by Dr. Sanjeev Aggarwal, MD, Director of Mechanical Circulatory Support at Saint Luke’s Mid America Heart Institute. Prior to his clinical presentation at the TCT Conference, Dr. Aggarwal will present on a few of these patients who demonstrated clinical signs of myocardial recovery to the investment community at Sunshine Heart’s fourth annual analyst and investor breakfast that begins at 7:00am (EDT) today at the Grand Hyatt Washington. Dr. Christopher Bowles, PhD, Royal Brompton and Harefield NHS Foundation Trust and Imperial College London, and Dr. William E. Cohn, MD, Texas Heart Institute, will also present at the breakfast. Following the event, the presentations will be available on the investor section of the Sunshine Heart website at: http://ir.sunshineheart.com/index.cfm .

“Myocardial Recovery in Ambulatory Heart Failure Patients Treated with the C-Pulse Cardiac Assist System: A Single-Center Experience,” will be presented by Dr. Aggarwal in Session II: Mechanical Circulatory Support for Chronic CHF at 4:48 p.m. (EST) in Level 1, Room 152A/B. The patient data outlined on Dr. Aggarwal’s poster demonstrates that six NYHA Class III patients were successfully implanted with the C-Pulse System, using minimally invasive surgical (MIS) techniques, from July 2010 to April 2012 as part of the North American Feasibility Study. Safety endpoints at 6 months demonstrated that there were no device related deaths, neurological events, aortic disruptions, myocardial infarctions, and mediastinal infections. Quality of life was evaluated using two standard cardiac disease, self-assessments, MLWHF and KCCQ. One patient was transitioned to an implantable LVAD 97 days post C-pulse implantation due to worsening heart failure symptoms. Two patients remain clinically stable on C-Pulse support at 1178 and 982 days respectively, and have showed improvement in NYHA class, 6-minute walk test, and quality of life scores. The other three patients all demonstrated clinically significant improvement allowing for discontinuation of C-Pulse support with explantation of the percutaneous lead and continue to be followed. The mean duration of support was 659 days (range 534-793), the mean ejection fraction of blood pushed from the left ventricle out of the heart increased from 18.3% to 29.3%, and the mean reduction in Left Ventricle End Diastolic Dimension (LVEDD) was 1.1cm. Mean follow-up time post weaning was 335 days (range 52-565).

Dr. Bowles’ presentation provides a detailed case study of the first patient to be implanted with the C-Pulse System in the UK as part of the OPTIONS HF Study. OPTIONS HF is a post-market, multi-center, perspective, open label study for NYHA Class III and ambulatory Class IV heart failure patients being conducted in the EU. Dr. Bowles will discuss how the first patient qualified for the study, the patient’s heart failure history and classification, comorbidities, surgical outcome, and current condition.

Dr. Cohn’s presentation highlights C-Pulse II. C-Pulse II is a totally implantable device that has the same non-blood contacting, non-obligatory and MIS implantation characteristics as the current C-Pulse System alleviating the need for the percutaneous drive line.

About the C-Pulse® Heart Assist System
The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counterpulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility study, we also believe that some patients treated with our C-Pulse System will be able to be weaned from using the device due to sustained improvement in their heart failure condition as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart
 Sunshine Heart, Inc. (NASDAQ: SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical study of the C-Pulse System and presented the results in November 2011.  In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal study.  In July 2012, Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a wholly owned subsidiary in Australia.  The Company has been listed on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements
 Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions, expectations, and information currently available to management. All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, without limitation, future clinical study activities and results including patient enrollment in studies. These forward-looking statements are subject to numerous risks and uncertainties, including, without limitation, the possibility that our clinical studies do not meet their enrollment goals, meet their endpoints or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility that we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the SEC. You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

For further information, please contact:

Investor:	Media:
Candice Knoll	David Schull
Blueprint Life Science Group	Russo Partners
T: +1-415-375-3340	T: +1-212-845-4271

Jeff Mathiesen	Andreas Marathovouniotis
Chief Financial Officer	Russo Partners
Sunshine Heart, Inc.	T: +1-212-845-4235
T: +1-952-345-4200